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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                                   I-MANY, INC
                                (Name of Issuer)


                        Common Stock ($0.0001 par value)
                         (Title of Class of Securities)


                                    44973Q103
                                 (CUSIP Number)

                                 Not applicable
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 44973Q103                 13G                      PAGE 2 OF  5 PAGES
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Alan Hyman
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)     (a) [ ]          (b) [ ]

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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

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                                 5        SOLE VOTING POWER
                                          2,300,857
           NUMBER OF             ----------------------------------------------
            SHARES               6        SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY              ----------------------------------------------
             EACH                7        SOLE DISPOSITIVE POWER
           REPORTING                      2,300,857
            PERSON               ----------------------------------------------
             WITH                8        SHARED DISPOSITIVE POWER
                                          0
                                 ----------------------------------------------

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,300,857

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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions) [ ]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.18%

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CUSIP NO. 44973Q103                 13G                      PAGE 3 OF  5 PAGES
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12       TYPE OF REPORTING PERSON (See Instructions)
         IN

-------------------------------------------------------------------------------

ITEM 1(A).                 NAME OF ISSUER.
                           I-MANY, INC.

ITEM 1(B).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                           537 Congress Street, 5th Floor, Portland, Maine 04101 - 3353

ITEM 2(A).                 NAMES OF PERSON FILING.
                           Alan Hyman

ITEM 2(B).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE.
                           70 Center Street, Third Floor
                           Portland, ME  04101

ITEM 2(C).                 CITIZENSHIP.
                           United States

ITEM 2(D).                 TITLE OF CLASS OF SECURITIES.
                           Common Stock, par value $0.0001 per share.

ITEM 2(E).                 CUSIP NUMBER.
                           44973Q103

ITEM 3.

                           If this statement is filed pursuant to Section
240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                           (a)      [ ]     Broker or dealer registered under
section 15 of the Act (15 U.S.C. 78o).

                           (b)      [ ]     Bank as defined in section 3(a)(6)
of the Act (15 U.S.C. 78c).

                           (c)      [ ]     Insurance company as defined in
section 3(a)(19) of the Act (15 U.S.C. 78c).

                           (d)      [ ]     Investment company registered under
section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

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CUSIP NO. 44973Q103                 13G                      PAGE 4 OF  5 PAGES
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                           (e)      [ ]     An investment adviser in accordance
with Rule 13d-1(b)(1)(ii)(E);

                           (f)      [ ]     An employee benefit plan or
endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                           (g)      [ ]     A parent holding company or control
person in accordance with Rule 13d-1(b)(1)(ii)(G);

                           (h)      [ ]     A savings association as defined in
Section 3(b) of the Federal Deposit Insurance Act;

                           (i)      [ ]     A church plan that is excluded from
the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                           (j)      [ ]     Group, in accordance with Rule
13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned:  2,300,857 shares

         (b)      Percent of class:  7.18%

         (c)      Number of shares as to which the person has:


               (i)    Sole power to vote or to direct the  vote:                               2,300,857
               (ii)   Shared power to vote or to direct the vote:                                      0
               (iii)  Sole power to dispose or to direct the disposition of:                   2,300,857
               (iv)   Shared power to dispose or to direct the disposition of:                         0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Inapplicable.

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CUSIP NO. 44973Q103                 13G                      PAGE 5 OF  5 PAGES
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Inapplicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Inapplicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001                             /s/ Alan Hyman
                                                     ------------------------
                                                     Alan Hyman